Exhibit 10.1

January 30, 2017

Scott Schorer

Re:	Amendment to Letter Agreement

Dear Mr. Schorer:

The purpose of this document (the “Letter Agreement Amendment”) is to amend specific paragraphs of the March 23, 2016 letter agreement (the “Letter Agreement”) between you and GI Dynamics, Inc. (the “Company”), in order to reflect negotiated and mutually acceptable new provisions pertaining to your continued employment with the Company. In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms, effective as of the date on which you sign this Letter Agreement Amendment (the “Effective Date”):

1. Section 7(b) of the Letter Agreement is hereby deleted and replaced in its entirety with the following:

2.

“(b) Termination without Cause; Resignation for Good Reason; Death or Disability. If your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) or due to your death or Disability (as defined below) (collectively, such reasons for separation, an “Involuntary Termination”), then in addition to the payments and benefits described in Section 7(a) (which you will receive irrespective of the reason for termination), and subject to the conditions set forth in Section 7(c), you will be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)	an amount equal to six (6) months of your then current Base Salary, less all applicable withholdings and deductions, paid over such six (6) month period on the schedule described below (the “Salary Continuation”), provided that if the Involuntary Termination occurs before January 1, 2018, then the length of Salary Continuation automatically will be increased to, and paid over, twelve (12) months if the Company has affirmatively decided to continue development of the EndoBarrier; and further provided that if the Involuntary Termination occurs after December 31, 2017 then the length of Salary Continuation automatically will be increased to, and paid over, twelve (12) months; and

(ii)	a pro-rata portion of your at-target Performance Bonus as then in for the calendar year in which the termination occurs, adjusted based on the period worked by you during such calendar year prior to termination; and

(iii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Involuntary Termination, then the Company will pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the six (6) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”), provided that if the Involuntary Termination occurs before January 1, 2018 then the length of the period described in subsection (A) automatically will be increased to twelve (12) months if the Company has affirmatively decided to continue development of the EndoBarrier; and further provided that if the Involuntary Termination occurs after December 31, 2017 then the length of the period described in subsection (A) automatically will be increased to twelve (12) months.

Notwithstanding the foregoing, if the Company determines, in its sole but good faith discretion, that the payment of the above-described COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.”

3. Except as specifically modified herein, the terms of the Letter Agreement (and any agreements and/or agreement provisions specifically referenced as surviving therein), shall remain in full force and effect. Without limiting the foregoing, the parties expressly acknowledge and agree that this Letter Agreement Amendment shall not impact your continuing obligations under your Non-Competition, Confidentiality and Intellectual Property Agreement, which remain in full force and effect according to their terms.

4. The parties acknowledge and agree that this amendment constitutes a proper modification of the Letter Agreement by written agreement executed by the parties, pursuant to Section 15 of the Letter Agreement.

5. You expressly acknowledge and agree that neither this Letter Agreement Amendment nor the parties’ performance hereunder constitutes a constructive discharge or good reason under any agreement between you and the Company or any Company policy or plan applicable to you, and you irrevocably waive, renounce and relinquish your right to claim that it constitutes a constructive discharge or good reason under any such agreement, policy or plan.

6. By signing this Letter Agreement Amendment, you acknowledge that you have been afforded sufficient time to understand its terms, that your agreement herein is made voluntarily and knowingly, and that neither the Company nor its representatives have made any representations inconsistent with its provisions.

7. This Letter Agreement Amendment may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same agreement.

[Signature Page to Follow]

If the foregoing correctly sets forth our understanding, please sign, date and return a copy of this Letter Agreement Amendment to the Company, and keep one copy for your files. We look forward to continuing a productive and mutually beneficial relationship.

Very truly yours,

GI Dynamics, Inc.

By:

Authorized Signatory
GI Dynamics, Inc.

Accepted and Agreed to:

Scott Schorer

Date

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